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                                           *** Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 16 C.F.R. Sections 200.80,
                                               200.83 and 230.406.

                                                                   EXHIBIT 10.41

                                    AGREEMENT

        THIS AGREEMENT is made this ____ day of July, 1996 (the "Effective Date") between N.V. ORGANON, Molenstraat 110, P.O. Box 20, 5340 BH Oss, the Netherlands (hereinafter referred to as "Organon") and SIGNAL PHARMACEUTICALS, 5555 Oberlin Drive, San Diego, California 92121, USA (hereinafter referred to as "Signal").

                                  INTRODUCTION

        A. Signal has considerable experience in making biological assays useful for screening compounds:

        B. Organon has experience in medicinal chemistry and has certain proprietary technology regarding the optimization of lead compounds arising from screening in assay systems.

        C. Organon wishes to retain the services of Signal to assist Organon in the discovery and development of new assays for the targets which are selected as provided below.

        THEREFORE THE PARTIES HEREBY AGREE AS FOLLOWS:

1.      DEFINITIONS

        1.1. "Affiliate" means in the case of each party any entity that directly or indirectly controls, is controlled by, or is under common control with that party. For such purpose the terms "control" means ownership or control of at least 50% of the voting interest in the entity in question.

        1.2. "Compound Patent" means a patent or patent application claiming an invention or discovery specific to a Lead Compound and a genus of compounds reasonably expected to have the same or similar activity, which Lead Compound or genus of compounds result from the use of a Research Assay.

        1.3. "Development Compound" means a compound which has undergone preclinical animal studies, formulation and production work necessary to commence formal animal toxicology studies, and is selected for formal animal toxicology studies in preparation for the submission of an U.S. IND or an equivalent foreign filing.

        1.4. "Executive Committee" means the committee to be established pursuant to Article 2 hereof.

        1.5. "FTE" means the full time equivalent effort, for one year, of one person who participates directly in the research and development activities contemplated under


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this Agreement. Such participation includes, without limitation, production of chemical, biological and/or other materials or reagents provided for use under this Agreement (and the resupply thereof if shelf stock is provided, as reasonably determined by Signal).

        1.6. "Gene/gen products Patents" means a patent or patent application claiming an invention or discovery specific to [***], having been identified under the Target Research.

        1.7. "Lead Compound" will have the meaning assigned in Section 3.2.

        1.8. "Library" means a library or mixture of compounds, including the compounds contained or proposed to be contained therein.

        1.9. "Net Sales" means the total revenue from commercial sales received by a party hereto, its Affiliates and/or licensees from the sale of an Organon Product to independent third parties less the following amounts:

                (i) discounts, including cash discounts, trade allowances or rebates actually allowed or granted and taken,

                (ii) credits or allowances actually granted upon claims or returns, regardless of the party requesting the return,

                (iii) separately itemized freight charges paid for delivery and

                (iv) taxes or other governmental charges levied on or measured by the invoiced amount, whether absorbed by the billing party or the billed party.

        1.10. "Organon Compound" means a compound selected from an Organon Library, Organon internal development or otherwise from a third party source other than Signal engaged by Organon to provide compounds.

        1.11. "Organon Library" means a Library designed and/or synthesized or acquired by Organon (alone or with third parties)

        1.12. "Organon Product" means any product in the Target Research Field which contains one or more active compounds (i) selected by use of a Research Assay (ii) derived from one or more compounds so selected or (iii) significantly altered or advanced to the next stage of development by use of a Research Assay (a "Selected Compound"). Organon shall inform Signal about all compounds identified as having biological activity in any Research Assays and whether such compounds are Selected



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Compounds or were selected by Organon through other means prior to running such compounds in a Research Assay. If such compounds were selected by Organon through other means prior to running such compounds in a Research Assay, Organon will provide Signal access to its lab journals and demonstrate to Signal's reasonable satisfaction that such compounds were selected by Organon through other means prior to running such compounds in a Research Assay. All Organon Products, containing the same active compound, or a compound which is derived from the active compound (such as a different salt, ester, crystal form or the like), regardless of other differences, such as dose, dosage form, indication and the like shall be considered a single Organon Product, as the case may be, unless such Organon Product also contains another active compound that is selected by use of a Research Assay or is derived from such a compound. Organon Product shall exclude any compound that was already "in active development" by Organon before screening such compound in a Research Assay or was already selected by Organon prior to screening with the Research Assays as described above, except as set forth below. The compound will be deemed to be in "active development" after (i) toxicology studies have been finished, and/or (ii) efficacious results in an animal model have been obtained, and/or (iii) efficacious results in at least two in vitro models have been obtained. Notwithstanding the foregoing, such a compound shall be an Organon Product if the compound's development is significantly altered by the results of screening the compound in a Research Assay.

        1.13. "Research Assay" means an assay based on [***].

        1.14. "Research Assay Patent" means a patent or patent application claiming a Research Assay.

        1.15. "Research Committee" means a team to be established for the purposes of the Target Research pursuant to Section 3.1.2 hereof.

        1.16. "Research Plan" shall mean the research activities to be conducted by the parties pursuant to the Target Research. The initial Research Plan is attached as Exhibit A which may be amended from time to time upon the mutual agreements of the parties.

        1.17. "Research Term" shall mean the term of the Target Research referenced in Article 3.

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        1.18. "Signal Compound" means a compound selected from a Signal Library,
Signal internal development or otherwise from a third party source engaged by Signal to provide compounds.

        1.19. "Signal Library" means a Library designed and/or synthesized or acquired by Signal (alone or with third parties).

        1.20. "Signal Technology" means all inventions, know-how, trade secrets, and other proprietary information (whether patented or not), which are owned by Signal as of the Effective Date or developed during the Research Term, as to which Signal has the right to grant to Organon a license hereunder, and consisting of methods and materials for the production and/or use of biological assays. Signal Technology shall not include any inventions covered by any Research Assay Patent, Gene/gen product Patent or Compound Patent.

        1.21. "Signal Technology Patents" means all patents and patent applications (including provisionals, divisionals, continuations, continuations in part, reissues, re-examinations, substitutions, additions and any extensions to such patents) claiming Signal Technology. Signal Technology Patents shall not include any Research Assay Patent, Gene/gen product Patent or Compound Patent.

        1.22. "Target Research" means the research and development program directed toward the Target Research Field conducted by the parties pursuant to
Article 3 of this Agreement.

        1.23. "Target Research Field" means [***], for human therapeutic and/or diagnostic use; provided, however, the Target Research shall exclude [***].

2.      EXECUTIVE COMMITTEE

        2.1. The parties will establish an Executive Committee for the purposes of developing, reviewing and monitoring research plans, research budgets and changes thereto, and supervising the Target Research within the parameters established in this Agreement. The Executive Committee shall have such even number of members as the parties shall agree, half of the members being appointed by each party, with each of Signal and Organon having one vote. In the event of deadlock on any issue, such issue shall be referred for decision to a senior officer designated by each party, which officer shall have the appropriate responsibility and authority to represent and bind such party with respect to such issue or dispute. During the Research Term, the Executive


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Committee shall meet not less than twice per year, and the location of such meetings shall alternate between San Diego and Oss, all unless otherwise agreed by the parties.

3.      TARGET RESEARCH

        The Target Research shall commence upon the Effective Date and shall continue for three years thereafter, extendible for up to two additional years under substantially the same FTE funding and other terms as are set forth herein, with mutual consent. If the milestone described in Exhibit B is not met within 8 months after the Effective Date Organon at its sole discretion may forthwith terminate the Target Research by written notice effective as of the first anniversary of the Effective Date. If the milestone described in Exhibit C is not met within 18 months after the Effective Date Organon at its sole discretion may terminate the Target Research effective as of the second anniversary of the Effective Date. For purposes of this Agreement, the "Research Term" shall be the period from the Effective Date until the Target Research expires or is terminated pursuant to this Article 3. Under the Target Research Signal shall use reasonable efforts to deliver up to [***] Research Assays to Organon.

        If Organon elects to terminate the Target Research (a) at the end of the first year as provided above or (b) prior to receiving the [***] and paying the first milestone under Section 3.2.1(a), whichever is earlier, then this Agreement and all licenses granted hereunder shall terminate, except that the provisions listed in Section 9.3(b) shall survive. Otherwise, this Agreement shall survive termination or expiration of the Target Research.

        3.1.   RESEARCH PROGRAM

               3.1.1. The parties agree to execute the Research Plan subject to the following:

                      (a) Signal agrees that, during the Research Term, Signal shall collaborate exclusively with Organon within the Target Research Field.

                      (b) Signal will not actively participate with third parties in the design of new Research Assays, for use within the Target Research Field, during the Research Term or for one year after termination of the Target Research by Organon pursuant to Section 3 above. If the Target Research continues for the full three year term, Signal will refrain from such activities for one year after the end of the Research Term, provided, however, if any milestone payments pursuant to Sections 3.2.1(b) or 3.2.1(c) are made during such four-year period, then Signal will refrain from such activities for five years after the end of the Research Term, and if any royalties are paid under Section

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3.2.3 during such five-year period, then Signal will refrain from such activities for the term of this Agreement.

                      (c) Organon shall, at its discretion, provide access to its proprietary technologies and know-how, as may be useful in connection with the Target Research. For clarity of understanding, Signal shall not have the right to utilize such technologies and know-how other than in connection with the Target Research.

               3.1.2. The Target Research shall be implemented by the Research Committee which shall be comprised of an equal number of members, but not more than four, from each party.

               Membership of the Research Committee will be determined according to the needs of the particular project. The leaders of the Research Committee shall be nominated by the Executive Committee. In the event of deadlock on any matter the Research Committee shall refer such matter to the Executive Committee.

               The Research Committee shall meet as often as may be required for the purposes of the Target Research but in any event not less than four times per year, again unless otherwise agreed by the parties. Written reports of such meetings and of the status of the individual projects shall be submitted to the Executive Committee. Unless otherwise agreed, meetings shall alternate between the relevant sites of Signal and Organon.

               3.1.3. In consideration of the exclusive rights given to it Organon shall pay, within five (5) days after the Effective Date, to Signal a fee of One Million Dollars (U.S. $1,000,000).

        3.1.4. In addition, Organon shall pay Signal's fully-burdened costs per year per FTE actively engaged in the Target Research. The initial rate shall be [***] per FTE per year, this amount to be increased annually, effective January 1 of each calendar year, commencing January 1, 1998, based on increases in the United States Consumer Price Index for all Urban Consumers, all items not seasonally adjusted (sources Bureau of Labor Statistics) for the previous calendar year. This payment also compensates Signal for all ordinary travel expenses incurred by such FTE's in attending meetings or the Research Committee and/or Executive Committee.

               Unless otherwise agreed in writing, Signal shall make available, on average, the FTEs as set forth in Exhibit D. Such FTEs shall include a balanced group of Ph.D. or equivalent, scientists and other technical support personnel.

               The annual cost of such FTEs shall be due and payable in equal quarterly installments in advance, on the following schedule. The first such payment shall be due



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and payable upon the Effective Date, and shall cover the FTE cost from such date through the end of the then current quarterly period, on a prorated basis. Thereafter, for the remainder of the Target Research, FTE payments for each quarterly period shall be due and payable on each January 15, April 15th, July 15th and September 15th in U.S. dollars by bank wire transfer. Signal shall submit corresponding invoices to Organon no later than forty-five (45) days before the date upon which payment is due, with the last payment also being prorated. Such payments shall be subject to reconciliation in accordance with
Section 3.1.5 herein.

               3.1.5. Signal will keep records of the time spent by its FTEs on the Target Research, Organon shall have the right to have these records audited, in the same manner as is set forth in Section 6.4. Signal will report the level of FTE effort to Organon on a quarterly basis. During the course of the Target Research, Signal will notify Organon if it becomes apparent that the level of effort at Signal is expected to deviate from the level required under Section 3.1.4.

               If the level of effort is less than an average, on an annual basis, of the number of FTE's required pursuant to Section 3.1.4, Organon will be entitled to additional FTE effort in subsequent quarterly periods, such that the required annual average is restored. Conversely, if the average annual level of effort by Signal exceeds the number of FTE's required and funded pursuant to
Section 3.1.4, Signal will be entitled to reduce the FTE effort in subsequent quarterly periods, such that the required annual average is restored. At the end of the Target Research the parties will restore any such imbalance between actual and funded FTE's either through appropriate payments or refunds, or through the extension of the Target Research until the balance is restored, as mutually agreed to by the parties.

        3.2.   DEVELOPMENT AND COMMERCIALIZATION

        The provisions of this Section 3.2 shall apply to all compounds (the "Lead Compounds") which result from the use of Research Assays.

               3.2.1. ORGANON MILESTONE PAYMENTS.

                      (a) Organon shall pay Signal [***].

                      (b) [***].

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                      (c) For Development Compounds, the following milestone
payments shall be made by Organon to Signal.

                          (i)   [***]

                          (ii)  [***]

                          (iii) [***]

                          For clarity of understanding the milestones referred
to in Section 3.2.1(c) shall each be payable only once for each compound; such that the maximum aggregate milestone payments for a single compound will be [***].

                      (d) If more than one Organon Product is commercialized originating from the same selection criteria and Research Assay(s) as a back-up to another Organon Product for which milestones have already been paid, and which is approved for the same therapeutic indication as such Organon product, Organon shall pay Signal retroactively the payments under Section 3.2.1(b) and
(c) upon the date of first commercial sale of each such second or further Organon Product.

               3.2.2. THIS SECTION INTENTIONALLY LEFT BLANK

               3.2.3. ROYALTIES

               As a further compensation for providing the Research Assays to Organon, on each Organon Product Organon shall pay the following royalties to
Signal:

                      (a) For each Organon Product which contains an Organon Compound, or an analog, derivative or homolog of an Organon Compound and not an analog, derivative or homolog of a Signal Compound, Organon shall pay to Signal royalties on Net Sales made by Organon, its Affiliates or licensees, at the rate of [***] of Net Sales if aggregate annualized worldwide Net Sales for the Organon Product do not exceed [***], at the rate of [***] if aggregate annualized worldwide Net Sales for the Organon Product are greater than [***] and do not exceed [***], and [***] of Net Sales if aggregate annualized worldwide Net Sales for the Organon Product exceed [***].




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        For each Organon Product which contains a Signal Compound, or an analog, derivative or homolog of a Signal Compound, Organon shall pay to Signal royalties on Net Sales made by Organon, its Affiliates or licensees, at the rate of [***] of Net Sales if aggregate annualized worldwide Net Sales for the Organon Product does not exceed [***], at the rate of [***] if aggregate annualized worldwide Net Sales for such Organon Product are greater than [***] and do not exceed [***], and [***] of Net Sales if aggregate annualized worldwide Net Sales for such Organon Product exceed [***].

                      (b) In addition to the royalties set forth above, Organon shall pay to Signal all royalties owed by Signal, pursuant to its agreements with third parties, for the use of Signal Compounds, Compound Patents, Signal Technology, Signal Technology Patents, Research Assay Patents or Gene/gen product Patents in the Target Research or otherwise under this Agreement. Notwithstanding the foregoing, Signal shall notify the Research Committee before using in the Target Research, any Signal Technology or invention covered by Signal Technology Patents, Research Assay Patents or Gene/gen product Patents (but not Signal Compounds or Compound Patents) which is subject to such a royalty obligation to a third party. If the Research Committee elects to make use of such technology or inventions, Organon shall pay such royalties as provided above. If the Research Committee elects not to make use of such technology or invention, no such royalties shall be owed by Organon and neither party shall apply such technology or invention to the Target Research. As of the date of this Agreement, Signal has no agreements with third parties pertaining to the use of Signal Compounds, Compound Patents, Signal Technology, Signal Technology Patents, Research Assay Patents or Gene/gen product Patents under which royalties will be due for the use of such compounds, technology or patents in the manner contemplated under this Agreement.

                      (c) Royalties shall be paid until the later of

                          (i)  the expiration or disclaimer of the last Research
Assay Patent Genes/Receptor Patent Compound Patent, a Signal Technology Patent that covers the relevant Organon Product or the manufacture or use thereof for an approved indication on a country by country basis or

                          (ii) ten (10) years from the first commercial
launch in each country.

                          Each party acknowledges and agrees that the Signal
Technology generally, and the Research Assays in particular, constitute highly valuable materials and information, as reflected for example in the payments to be made by Organon under Section 3.2.1(a), as well as those to be made under Sections 3.1.3 and 3.1.4. Signal has made every effort to retain such materials and information in



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confidence. Irrespective of whether the Research Assays, for example, are covered by Research Assay Patents, access to such assays will provide Organon with substantial competitive advantage in the discovery and development of products in the Target Research Field. In order to induce Signal to make such assays available to Organon, in addition to other payments provided in this Agreement, Organon agrees to pay, even if no Research Assay Patents or other patents cover such Organon Product, (i) royalties on Net Sales in North America at the rate set forth above for [***] from commercial launch of each Organon Product in each North American country, and (ii) a royalty of [***] on Net Sales in each other country for [***] from commercial launch of each Organon Product in each such country.

               3.2.4. Lead Compound Development; Abandoned Products

                      (a) Organon agrees to use commercially reasonable diligence to develop and commercialize Lead Compounds for development and commercialization as an Organon Product. Organon will keep Signal informed of the progress of its development of products under this Section 3.2, at each meeting of the Executive Committee during the Research Term, and not less frequently than once per year thereafter.

                      (b) If at any time Organon has conducted no significant development activity with regard to a particular Signal Compound for a period of twelve months, Signal will have the right to develop and commercialize products incorporating such Signal Compound ("Abandoned Products"), subject to the following. Signal shall not develop or commercialize any Abandoned Product so long as Organon is developing an Organon Product with demonstrated activity in the same Research Assay (or set of Research Assays) as the Abandoned Product demonstrates activity in. Signal may not commence development of any Abandoned Product until the first anniversary of the conclusion of the Target Research.


                      (c) For the one year period commencing on the date Signal first obtains the right to develop an Abandoned Product, Organon shall have the following right of first negotiation to re-acquire rights to such Abandoned Product. Upon notice by either party during such one year period, the parties shall negotiate in good faith for up to sixty (60) days to reach a Term Sheet providing for Organon to re-acquire such rights. If a Term Sheet can be agreed upon, the parties shall negotiate in good faith for up to sixty (60) additional days to reach a definitive agreement. If no definitive agreement is executed within such time period, Signal shall be free to pursue such Abandoned Product alone or with third parties subject only to royalties at the following rates:
[***] of Net Sales if aggregate annualized worldwide Net Sales for the Abandoned Product do not exceed [***], [***] of Net Sales if aggregate annualized worldwide Net Sales for the Abandoned Product are greater than [***] and do not exceed [***],



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and [***] of Net Sales if aggregate annualized worldwide Net Sales for the
Abandoned Product exceed [***], which shall be paid in accordance with the mechanisms set forth in Sections 3.2.3(c) and Section 6 with respect to Organon Products.

        3.3.   TITLE TO NEW INVENTIONS AND PATENT RIGHTS

               3.3.1. Inventions and discoveries made by inventors employed by Signal shall be owned by Signal, Inventions and discoveries made by inventors employed by Organon shall be owned by Organon. Inventions and discoveries made by both inventors employed by Signal as inventors employed by Organon shall be jointly owned.

               Each party shall provide the other party with any and all available information and documentation needed to prepare, file, prosecute, re-examine patent applications. Both parties shall refrain from any action that might endanger possible patent rights arising from the Target Research.

               3.3.2. PATENT COMMITTEE. The parties shall form a joint Patent Committee to review the preparation and prosecution of patents arising from the Target Research. The Patent Committee shall include a patent attorney designated by each party and the chemistry program head designated by each party. All patent applications arising from the Target Research shall be evaluated in accordance with the following process:

                      (a) The designated patent attorneys from each party shall advise the Executive Committee on inventorship issues related to patents arising from the Target Research.

                      (b) Unless otherwise agreed, patents and patent applications owned by one party shall be drafted, filed, prosecuted and maintained by the party that owns the patent rights, as provided in Section
3.3.1 at that party's expense. The Patent Committee shall decide which party will draft and prosecute joint patents in consultation with the other party: the expenses for the drafting and prosecution of such patent shall be shared equally between the parties. In all cases, each party shall keep the other party informed as to the status and progress of all relevant patents and patent applications; and shall draft, file, prosecute and maintain joint patents and patent applications in consultation with the other party.

                      (c) If there is a dispute between Signal and Organon related to patents arising from the Target Research, including, without limitation, issues regarding patent claims, the scope of patent claims; and inventorship, the parties shall refer the matter to an independent patent attorney acceptable to both parties for resolution.


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        3.4.   LICENSES AND OPTION RIGHTS

        Subject to the terms and conditions of this Agreement, Signal hereby grants to Organon a world-wide non-exclusive license, during the Research Term only under the Signal Technology within the Target Research Field to conduct research in accordance with the Research Plan. Subject to the terms of this Agreement, Signal hereby grants to Organon a world-wide exclusive license, for the period following the end of the Research Term until this Agreement expires or is terminated, to use the Signal Compounds and under the Research Assay Patents, Gene/gen product Patents and Compound Patents to research, develop, make, have made, use and sell Organon Products; provided, however, that any compound from any source that is useful for the [***] shall be specifically excluded from the scope of the foregoing license. If, however, a compound has been selected in the Target Research Field that potentially is useful for the [***], the parties shall negotiate in good faith, together with any of Signal's licensee(s) in such field, a possible extension of the foregoing license with regard to such compound. Subject to the terms of this Agreement, Signal hereby grants to Organon a world-wide non-exclusive license, for the period following the end of the Research Term until this Agreement expires or is terminated, to use the Signal Technology and Signal Technology Patents for any purpose in the Target Research Field. Organon shall have the right to grant sublicenses under its exclusive license rights, with the prior written consent of Signal, not to be unreasonably withheld; provided that such consent shall not be required for sublicenses to Organon's Affiliates.

4.      PATENT ENFORCEMENTS

        4.1.   INFRINGEMENT ACTION BY A THIRD PARTY

               4.1.1. NOTICE. Each party shall promptly notify the other party if any legal proceedings are commenced against any party or any purchaser of a Organon Product, claiming that the manufacture, use or sale of such Organon Product is an infringement of a third party's patent or other intellectual property rights.

               4.1.2. DEFENSE OF CLAIMS INVOLVING ORGANON PRODUCT. Organon shall have the right, and to the extent required by Section 5.1, the obligation to assume and solely manage the defense of any such infringement claim relating to the Organon Product in its own name or in the name of Signal, if necessary, in such event.

                          (i) Signal shall take all appropriate or necessary
actions to assist in the defense of such action or claim

                          (ii) Organon shall bear all costs and expenses
associated with such action or claim (including, without limitation, legal fees and expenses).




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                          (iii) Organon shall not settle any such claim in any
manner which adversely affects Signal without Signal's prior written consent.

        4.2.   INFRINGEMENT ACTION AGAINST A THIRD PARTY

               4.2.1. NOTICE. Each party shall promptly notify the other party if it becomes aware of any infringement of any Signal Patents or Organon Patents by any third party.

               4.2.2. MAINTENANCE OF LAWSUITS INVOLVING SIGNAL PATENTS. Signal shall have the first right (but not the obligation) to file and maintain lawsuits for infringement of any Signal Patents by any third party, in its own name or in the name of Organon, if necessary. If Signal exercises its right to file and maintain such a lawsuit, Signal shall promptly notify Organon thereof and Organon shall have the right to join Signal in such action. Within 30 days of the date of such notice,

        (i) Organon shall exercise or waive its right to join Signal in such action; and

        (ii) representatives of Signal and Organon shall meet and confer (whether or not Organon joins Signal in such action) to allocate between the parties (a) the costs incurred in maintaining such an action and (b) any monetary recovery in connection with any such infringement.

        Organon shall give Signal all reasonable assistance and cooperate in any such proceedings filed by Signal, including the entry into additional agreements necessary to perfect Signal's right to bring or maintain such lawsuits. If Signal does not exercise its rights to enforce a patent covering Organon Product within 90 days after the date of such notice of infringement under Section 4.2.1, Organon shall have the right to file and maintain such infringement action at its own cost and expense, provided that the third party product which is the subject of such infringement action is a competing product with respect to the Organon Product. [***] of the costs incurred by Organon in maintaining such infringement action shall be credited against Organon's royalty obligation with respect to sales of Organon Product in such country pending the conclusion of such infringement action, provided that such credit shall not exceed [***] of the royalty otherwise payable by Organon in any quarter (the "Royalty Offset"). Any monetary recovery in connection with any such infringement action shall first be applied to reimburse the party bringing such suit for all costs and expenses incurred by such party, both internal and external, including attorney's fees and expenses (excluding any amounts funded out of the Royalty Offset). In the event that Signal declines to file and maintain a lawsuit for infringement of Signal Patents and Organon assumes the maintenance of such claim, then any sums withheld by Organon by virtue of the Royalty Offset shall be reimbursed to Signal pro rata with Organon's recovery of its costs and
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by the Royalty Offset. Any remaining recovery shall be divided equally between the parties unless Organon elects not to bear [***] the expenses of a suit brought by Signal, in which case Signal shall retain any remaining recovery, unless otherwise agreed by the parties as a part of a cost recovery agreement between the parties.

               4.2.3. MAINTENANCE OF CLAIMS INVOLVING ORGANON PATENTS. Organon shall have the first right (but not the obligation) to file and maintain lawsuits for infringement of any Organon Patents by any third party in its own name or in the name of Signal, if necessary. If Organon exercises its right to file and maintain such a lawsuit, and the infringer is developing or marketing a product that would compete with an Abandoned Product which Signal is developing or commercializing, then Organon shall promptly notify Signal thereof and Signal shall have the right to join Organon in such an action. Within 30 days of the date of such notice

        (i) Signal shall exercise or waive its right to join Organon in such action; and

        (ii) representatives of Signal and Organon shall meet and confer (whether or not Signal joins Organon in such action) to allocate between the parties (a) the costs incurred in maintaining such an action and (b) any monetary recovery in connection with any such infringement. In any case, Signal shall give such Organon all reasonable assistance and cooperation in any such proceedings filed by Organon, including the entry into additional agreements necessary to perfect Organon's right to bring or maintain such lawsuits. If Organon does not exercise its right to enforce an Organon Patent within 90 days after the date of such notice of infringement under Section 4.2.1, then Signal shall have the right to file and maintain such infringement action at its own cost and expense, provided that the third party product which is the subject of such infringement action is a competing product with respect to the Abandoned Product which Signal is developing or commercializing. [***] of the costs incurred by Signal in maintaining such infringement action shall be credited against Signal's royalty obligations with respect to sales of such Abandoned Product in such country pending the conclusion of such infringement action, provided that such credit shall not exceed [***] of the royalty otherwise payable by Organon in any quarter (the "Royalty Offset"). Any monetary recovery in connection with any such infringement action first will be applied to reimburse the party bringing such suit for all costs and expenses incurred by such party, both internal and external, including attorneys' fees and expenses (excluding any amounts funded out of the Royalty Offset). In the event that Organon declines to file and maintain a lawsuit for infringement of such an Organon Patent, and Signal assumes the maintenance of such claim, then any sums withheld by Signal by virtue of the Royalty Offset shall be reimbursed to Organon pro rata with Signal's recovery of its costs and expenses which were not covered by the Royalty Offset. Any remaining recovery shall be divided equally between the parties unless Signal elects not to bear [***] the expenses of a suit brought by Organon, in which case Organon shall retain any remaining



                                      14.


                      ***Confidential Treatment Requested
recovery, unless otherwise agreed by the parties as a part of a cost recovery agreement between the parties

5.      INDEMNITY; NO WARRANTIES

        5.1.   ORGANON PRODUCTS

               5.1.1. Organon agrees to indemnify, defend and hold harmless Signal, and its respective officers, directors, shareholders, and employees from and against all claims, losses, costs, damages and liability of any kind, including without limitation attorneys fees, (collectively "Liabilities") arising in connection with the development, manufacture, use or sale of Organon Products, except for Liabilities arising as a result of breach by Signal of its obligations under this Agreement, or any manufacturing, marketing or other agreement between the parties with respect to the product in question. Signal shall not make any admission of liability nor take any other action which could prejudice the defense of such claim or lawsuit by Organon.

               5.1.2. Signal shall promptly notify Organon of receipt of any claim or lawsuit subject to Section 5.1.1 and shall cooperate with Organon in connection with the investigation and defense of such claim or lawsuit. Organon shall have the right to control the defense, with counsel of its choice, provided that the indemnified party shall have the right to be represented by advisory counsel at its own expense.

        5.2.   ABANDONED PRODUCTS

               5.2.1. Signal agrees to indemnify, defend and hold harmless Organon, and its respective officers, directors, shareholders, and employees from and against all Liabilities arising in connection with the development, manufacture, use or sale of Abandoned Products, except for Liabilities arising as a result of breach by Organon of its obligations under this Agreement, or any manufacturing, marketing or other agreement between the parties with respect to the product in question. Organon shall not make any admission of liability nor take any other action which could prejudice the defense of such claim or lawsuit by Signal.

               5.2.2. Organon shall promptly notify Signal of receipt of any claim or lawsuit subject to Section 5.2.1 and shall cooperate with Signal in connection with the investigation and defense of such claim or lawsuit. Signal shall have the right to control the defense, with counsel of its choice, provided that the indemnified party shall have the right to be represented by advisory counsel at its own expense.

        5.3. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF



                                      15.

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY LIBRARIES OR OTHER BIOLOGICAL OR CHEMICAL MATERIALS OR INFORMATION PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT OR THE PATENTABILITY OR FREEDOM FROM INFRINGEMENT OF ANY OF THE FOREGOING.

6.      PAYMENTS AND ACCOUNTING

        6.1. All payments hereunder shall be made in U.S. Dollars.

        6.2. Organon shall keep true and correct accounts of sales of all products in respect of which royalties are payable to Signal pursuant to this Agreement, and the calculation of Net Sales and royalties with respect thereto, and shall deliver to Signal written statements thereof in such form as both shall agree upon within sixty (60) days following the end of each calendar quarter and at the same time shall pay to Signal the amount of such royalties shown to be due.

        6.3. All royalties shall be earned in the local currency of the country where the applicable Net Sales are made, but shall be converted for payment into U.S. Dollars, in accordance with the standard procedures used by the Organon in converting currencies of world-wide product sales for its products generally.

             If royalties cannot be remitted from a country, the parties will work together to arrive at an equitable solution for paying such royalties to Signal. Unless the parties mutually agree to the contrary, such obligation shall be satisfied if royalty payments are paid to an account of the party in the country in question.

             Any withholding or other tax that Organon is required by law to withhold and pay on behalf of Signal with respect to the royalties payable to Signal under this Agreement shall be deducted from said royalties and paid contemporaneously with the remittance to Signal; provided, however, that in regard to any tax so deducted, Organon shall furnish Signal with proper evidence of the taxes paid on its behalf.

        6.4. Signal shall have the right to have an independent certified public accountant of its own selection and at its own expense, except one to whom Organon may have reasonable objection, examine the relevant books and records of account of Organon during reasonable business hours, to determine whether appropriate accounting and payment have been made hereunder. Said independent certified public accountant shall treat as confidential, and shall not disclose to Signal any other information not pertaining to the royalty amounts payable under this Agreement. Such examination can be undertaken at any time within two years after the date on which such royalty amounts were due and payable.




                                      16.

7.      PUBLICITY AND PUBLICATION

        7.1. The parties will mutually agree on a press release to be issued upon execution of this Agreement. Neither party shall make any subsequent public announcement concerning the terms of this Agreement not previously made public without the prior written approval of the other party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either party in order to comply with applicable law, regulations or court orders. Such consent shall not be unreasonably withheld or delayed by the other party. Prior to any such public announcement, the party wishing to make the announcement will submit a draft of the proposed announcement of the other party in sufficient time to enable the other party to consider and comment thereon. Nothing in this section shall preclude disclosures by either party to third parties under confidentiality restrictions in order to carry out the purposes of this Agreement or to define the scope of rights which may be granted to a third party without violating this Agreement.

        7.2. PUBLICATIONS. Neither party will publish or publicly disclose results arising from the Target Research without the prior consent of the other party, which consent shall not be unreasonably withheld. With respect to any proposed publication or public disclosure of such results, the following shall apply:

               7.2.1. The Research Committee shall review any proposed publication with respect to the content, authorship, acknowledgment, and shall either approve release of the publication, or propose revisions to the publication. Any disputes relating to the contents or authorship of any publication(s) prepared by Signal and Organon scientists participating in the Target Research shall be referred to the Executive Committee for resolution.

               7.2.2. The proposed publication shall be reviewed by the patent departments and any other departments of Organon and Signal in accordance with their customary procedures.

               7.2.3. At such time as the proposed publication has been reviewed and approved by the Research Committee and the patent and/or other departments of Organon and Signal, the publication may be submitted for publishing.

8.      CONFIDENTIALITY

        8.1. Except as specifically authorized under the terms of this Agreement each party shall, for the term of this Agreement and for five (5) years after its termination for any reason whatsoever, treat any proprietary information disclosed to it by the other party as strictly confidential, and shall not disclose such proprietary information to third parties or use it for purposes other than those authorized therein.



                                      17.

               Except as set forth in the exceptions hereinafter any information, data or material, including without limitation, software, technology, business plans or information, communicated to the other which is identified as confidential, or which the other party has reason to believe is confidential, will be deemed and treated as Proprietary Information.

               Proprietary Information also includes proprietary chemical, physical or biological materials, identified as confidential, exchanged pursuant to this Agreement. Access to such Proprietary Information will be limited to those employees or consultants of the party receiving such information or of such party's Affiliates or sublicensees, who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Proprietary Information and the related confidentiality undertaking.

               Proprietary Information shall not include, and the above confidentiality undertaking shall in no event restrict or impair each party's right to use or disclose any information which:

                      (a) at the time of disclosure is in the public domain or thereafter becomes part of the public through no fault of the party receiving such information;

                      (b) the party receiving such information can conclusively establish that it was in its possession prior to the time of disclosure;

                      (c) is independently made available to the party receiving such information by a third party who is not thereby in violation of a confidential relationship with the other party; or

                      (d) the receiving party can establish was independently developed without use of the Proprietary Information of the other party.

               The receiving party shall not be restricted from disclosing such information as is required to be disclosed by law, regulation, or court or governmental order, provided that the receiving party reasonably notifies the disclosing party prior to such disclosure of such requirement.

               Upon termination of this Agreement, and provided the Proprietary Information is still of a confidential nature, the party recipient of the Proprietary Information will upon request from the disclosing party either return any such information or destroy the same.




                                      18.

9.      TERM AND TERMINATION

        9.1. The Research Term shall be as set forth in Article 3.

        9.2. Unless terminated earlier under Section 9.3, this Agreement shall continue in full force and effect until the expiration of all milestone and royalty obligations or Organon under Article 3. Upon expiration of this Agreement under this Section 9.2, Organon shall have fully paid-up licenses, respectively, under Section 3.4.1, and the provisions identified in Section 9.3(a) shall survive expiration hereof.

        9.3.   Early termination.

                      (a) In the event of material breach of this Agreement by either party, the matter shall be submitted for resolution to the chief executive officers of each party. If, 30 days after submission to the respective chief executive officers, no resolution is achieved, then the non-breaching party may send written notice of the alleged default to the breaching party. If the material breach is not cured with sixty (60) days following receipt of such notice, the non-breaching party may terminate this Agreement immediately upon written notice to the breaching party.

                      (b) The parties acknowledge that under this Agreement, each party holds a complex series of ongoing technology rights and licenses, development rights and obligations, and economic rights and obligations; the breach of which may not be adequately compensated in monetary damages alone. The parties therefore agree that each may be entitled to remedies in the nature of specific performance of the obligations of the other.

                      (c) In all cases of early termination or expiration of this Agreement, the following provisions shall survive, together with any other obligations of either party which have accrued as of the effective date of termination or expiration: Articles 5, 7, 8, 9 and 10 and Section 6.4.

        9.4. All licenses granted under this Agreement and deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined in Section 101 of such Code. The parties agree that Organon may fully exercise all of its rights and elections under the Bankruptcy code. The parties further agree that, in the event Organon elects to retain its rights as a licensee under such Code, Organon shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to Organon not later than:


                                      19.

                      (a) the commencement of bankruptcy proceedings against Signal, upon written request, unless Signal elects to perform its obligations under the Agreement, or

                      (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of Signal, upon written request by Organon.

        9.5. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOST PROFITS OR ANY CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THE OTHER PARTY, HOWEVER CAUSED, IN CONNECTION WITH THIS AGREEMENT, PROVIDED THAT NOTHING IN THIS
SECTION 9.5 SHALL LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY PURSUANT TO ARTICLE 5 AS TO CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES TO THIRD PARTIES FOR WHICH THE INDEMNITEES MAY BE LIABLE.

10.     MISCELLANEOUS

        10.1. Neither party shall have the right to assign its rights or obligations under this Agreement to any third party, other than an Affiliate of such party, or a successor in a change of control by way of merger, acquisition or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, Organon's prior written consent shall be required during the period beginning with the Effective Date and ending on the date that is one year following the Research Term, with regard to assignment under this Agreement to a successor to Signal which is a direct competitor with Organon. If Organon withholds consent to an assignment to such a direct competitor, Signal shall have the right to terminate the Target Research and Organon shall retain all rights as if the Target Research Program had continued for the full term. This Agreement shall be binding on, and inure to the benefit of, the permitted successors and assigns of the parties. All permitted sublicenses and/or assignments by either party of any of its rights under this Agreement shall be subject to all of the terms and conditions of this Agreement, which shall be binding on the sublicensees and/or assignees.

        10.2. The parties hereto are independent contractors. Nothing contained herein shall constitute either party the agent of the other party for any purpose whatsoever, or constitute the parties as partners or joint venturers. Employees of each party remain employees of said party and shall be considered at no time agents of or render a fiduciary duty to the other party. Neither party hereto shall have any implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.


                                      20.

        10.3. No amendment, waiver of modification of this Agreement shall be valid or binding on either party unless made in writing and signed by both parties. The failure of either party to enforce any provision of this Agreement at any time shall not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either party of any provision or requirement hereunder shall not operate as a future waiver of such or any other provision or requirement.

        10.4. In the event that any provision in this Agreement shall be held to be unlawful or invalid in any jurisdiction, the meaning of such provision shall be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it shall be severed, and the remainder of the Agreement shall remain in full force and effect, only to the extent that such remainder is consistent with the intentions of the parties as evidenced by this Agreement as a whole. The parties shall use best efforts to negotiate in good faith a reasonable substitute, valid and enforceable provision effective in such jurisdiction.

        10.5. Any notice required or permitted to be given by either party under this Agreement shall be in writing, addressed, in the case of Signal, to its Chief Executive Officer, with copy to its General Counsel, and in the case of Organon, to its President with copy to its General Counsel, at the respective addresses of the parties shown in the first paragraph of this Agreement, or such other address as may from time to time be indicated in a notice given under this
Section 10.5. All notices shall be sent by certified or registered first class mail, telefax confirmed by certified or registered first class mail, or personal delivery, and shall be effective on receipt at the address referenced above.

        10.6. Neither party will be deemed in breach of this Agreement as a result of default, delay or failure to perform by such party which is due to causes beyond the reasonable control of such party, including without limitation, fire, earthquake, act of God, severe weather, act of war, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except in response to a breach by such party), or epidemics. In the event of any such force majeure, the party affected shall promptly notify the other party, shall use all reasonable efforts to overcome such force majeure, and shall keep the other party informed with respect thereto.

        10.7. All headings and captions used in this Agreement are for convenience only, and are not intended to have substantive effect.

        10.8. This Agreement may be executed by the parties in one or more identical counterparts, all of which together shall constitute this Agreement.

        10.9. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.



                                      21.

        10.10. DISPUTE RESOLUTION

               10.10.1. All disputes of all types under this Agreement shall be referred to the Executive Committee for resolution. The Executive Committee shall use all reasonable efforts to resolve such matters within thirty (30) days after such referral, including referral of questions to outside independent experts where the Executive Committee deems appropriate.

               10.10.2. If the Executive Committee is unable to resolve such dispute the dispute shall be referred to the Chief Executive Officers ("CEOs") of the parties for resolution.

               10.10.3. In the event the CEOs are not able to resolve such dispute within thirty (30) days after the matter is referred to them, the following shall apply:

                      (a) Prior to entering into binding arbitration in accordance with the provisions of Section 10.10.3(b) below, the parties shall enter into non-binding mediation. The mediation shall be conducted by an independent mediator acceptable to both parties. Either party may serve upon the other party a written demand for mediation. Such mediation shall commence within thirty (30) days of the other party's receipt of such demand, unless otherwise agreed in writing by the parties. Each party shall make available to the mediation an authorized representative with the capacity to bind such party, and the mediation shall be conducted as deemed appropriate by the mediator.

                      (b) In the event that the dispute cannot be resolved by the mediation mechanism referenced in Section 10.10.3(a) the dispute shall be referred to arbitration in accordance with the rules then prevailing of the Center for Public Resources ("CPR") 680 Fifth Avenue, New York, New York 10019 unless otherwise mutually agreed. The arbitration shall be conducted in New York City, New York. Unless otherwise agreed by the parties the arbitration panel shall consist of arbitrator selected in accordance with the CFR rules.

                      This section 10.10.3 shall not limit the rights of any party to seek in court of competent jurisdiction interim relief and only such interim relief, as may be needed to maintain the status quo or otherwise protect the subject matter of the dispute until the arbitrators have been appointed and shall have had an opportunity to act.

        10.11. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous agreement, understandings and negotiations, whether oral or written, with respect to such subject matter. All information exchanged pursuant to the Confidentiality Agreement dated _________, 199_ shall be governed by Article 8.



                                      22.

        Executed and effective as of the date first set forth above.

N.V. ORGANON                           SIGNAL PHARMACEUTICALS, INC.



By:________________________            By:_________________________________

Title:_____________________            Title:______________________________

By:________________________

Title:_____________________



                                      23.
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                                   EXHIBIT A

                                       [***]





                      ***Confidential Treatment Requested



                                      24.
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                                   EXHIBIT B

                                     [***]





                      ***Confidential Treatment Requested


                                      25.
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                                   EXHIBIT C

                                     [***]





                      ***Confidential Treatment Requested



                                      26.
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                                   EXHIBIT D

                                     [***]





                      ***Confidential Treatment Requested


                                      27.